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                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To Crain Industries, Inc.:

We have audited the accompanying consolidated balance sheets of Crain Industries, Inc. (a Delaware corporation and a wholly owned subsidiary of Crain Holdings Corp.) and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholder's equity, and cash flows for the year ended December 31, 1996, and the four months ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Crain Industries, Inc. and subsidiaries as of December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for the year ended December 31, 1996, and the four months ended December 31, 1995, in conformity with generally accepted accounting principles.


                                        /s/ Arthur Andersen LLP




St. Louis, Missouri,
    January 31, 1997